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                                                                    Exhibit 99
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                    MEREDITH CLOSES ACQUISITION OF WSMV-TV
                  IN NASHVILLE; APPOINTS NEW GENERAL MANAGER




DES MOINES, IOWA -- (January 5, 1995) -- Meredith Corporation today closed its acquisition of WSMV-TV in Nashville from Cook Inlet Television Partners L.P., owned by Cook Inlet Region, Inc. of Anchorage, Ala., and Whitcom Partners of New York City. The agreement for Meredith to acquire the NBC affiliate for $159 million was announced in August.

     Meredith today also appointed a new vice president and general manager for the station -- Frank DeTillio. DeTillio has built a 23-year career in the broadcast industry. He served as general manager of WFLA, an NBC affiliate in Tampa, Fla., and has worked in a variety of management positions both at independent and network stations in Washington, D.C., Columbus, Ohio, and Buffalo, N.Y. Most recently, DeTillio was general manager and part owner of WQBN radio in Tampa, Fla. DeTillio replaces Mike Kettenring, who has resigned.

     "Meredith is pleased to continue the rich tradition and strong reputation built by WSMV-TV over the years," said Jack D. Rehm, Meredith chairman and CEO. "The station has a remarkable heritage, and you'll see us building on that legacy as we play an even greater role in the Nashville community."

     Meredith Corporation is a Fortune 500 diversified media company involved in magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and investments in cable television systems. The Meredith Broadcast Group owns television network affiliates in Nashville, Phoenix, Kansas City, Las Vegas, Orlando and Saginaw/Flint, Mich.